SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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CONMED Corporation

(Name of Registrant as Specified In Its Charter)

Voce Catalyst Partners LP

Voce Capital LLC

Voce Capital Management LLC

James W. Green

Joshua H. Levine

J. Daniel Plants

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Voce Capital: Questions for CONMED’S Curt Hartman

Shareholders Demand Answers

SAN FRANCISCO--(Business Wire)--Voce Capital Management LLC (“Voce”), which is seeking to elect three independent directors to the Board of CONMED Corporation (“ConMed” or the “Company”) (Nasdaq:CNMD) at the Company’s delayed annual meeting on September 10, 2014, today poses a number of important questions to Curt Hartman, ConMed’s “interim” CEO:

In the coming days, Voce and its nominees, James W. Green, CEO of Analogic, and Joshua H. Levine, CEO of Accuray, will be meeting with many of ConMed’s largest investors. Voce is aware that ConMed and Mr. Hartman are doing the same, and so on behalf of shareholders Voce respectfully asks that Mr. Hartman answer the following questions, which are essential for shareholders to understand prior to casting their ballots:

  After 22 years at Stryker Corporation, why were you passed over for the permanent CEO position in favor of a candidate who had been with the company for 18 months and why, after leaving Stryker nearly two years ago, did you fail to secure any other employment or public board seats before coming to ConMed?
  In light of the ambivalence you have professed (at least publicly) about being ConMed’s permanent CEO, the questions that have been raised about your qualifications for the job and the deterrent your perceived front-runner status may have on the Company’s ability to attract the best candidates for the job, will you formally withdraw your name from consideration now so that the Company can focus on recruiting qualified external candidates?
  Given the rich transaction multiples in the industry (2-3x sales and more) and ConMed’s current net debt position, how will you be able to execute on your stated intention to drive top line growth through acquisitions without over-levering the balance sheet or diluting shareholders by issuing equity?
  Given their extensive experience leading publicly traded medical device companies; their expertise in sales & marketing and new product development; and their stellar business and personal reputations, why are you so vehemently opposed to the appointment of Jim Green and Josh Levine to ConMed’s Board, appointments which Voce has offered to accept in order to settle the proxy contest?

Voce reminds shareholders that Glass Lewis & Co. has recommended that shareholders vote on the WHITE proxy card for its highly qualified nominees James W. Green, the President and CEO, and a director, of Analogic Corporation (Nasdaq:ALOG); and Joshua H. Levine, the President and CEO, and a director, of Accuray (Nasdaq:ARAY). Both Messers. Green and Levine are completely independent from one another, from Voce and from the current ConMed Board. Voce’s third nominee is J. Daniel Plants, Managing Partner of Voce and a former investment banking executive at Goldman Sachs and JPMorgan.

About Voce Capital Management

Voce Capital Management LLC (“Voce”) is an employee-owned investment manager and the advisor to Voce Catalyst Partners LP, a private investment partnership. Voce employs a value-driven, governance-focused investment strategy and is based in San Francisco, California.

VOCE CATALYST PARTNERS LP, VOCE CAPITAL LLC, VOCE CAPITAL MANAGEMENT LLC AND J. DANIEL PLANTS (COLLECTIVELY, “VOCE”) HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CONMED CORPORATION (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY VOCE, JAMES W. GREEN AND JOSHUA H. LEVINE (COLLECTIVELY, THE "PARTICIPANTS") BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV OR FROM THE PARTICIPANTS AT HTTPS://WWW.PROXY-DIRECT.COM/VCM-25996. IN ADDITION, GEORGESON INC., VOCE'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING TOLL-FREE AT (800) 905-7281.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY VOCE WITH THE SEC ON AUGUST 13, 2014 AND IN THE DEFINITIVE ADDITIONAL MATERIALS ON SCHEDULE 14A FILED BY VOCE WITH THE SEC ON AUGUST 14, 2014. THESE DOCUMENTS CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Voce Capital Management
J. Daniel Plants, 415-489-2601
Managing Partner
or
Georgeson, Inc.
David Drake, 212-440-9861
President